Exhibit 2.2

Execution Version

AMENDMENT NO. 1
TO
INVESTMENT AGREEMENT

This AMENDMENT NO. 1, dated as of December 6, 2010, to the Investment Agreement (this “Amendment”), dated as of November 9, 2010 (the “Agreement”), by and among CD&R Allied Holdings, L.P. (“Investor”), Tyco International Ltd. (“Seller Parent”), Tyco International Holding S.a.r.l. (“Seller”), and Atkore International Group Inc. (the “Company”).

RECITALS

WHEREAS, on November 9, 2010, Investor, Seller Parent, Seller and Company entered into the Agreement;

WHEREAS, capitalized terms used and not otherwise defined in this Amendment shall have the meanings as set forth in the Agreement;

WHEREAS, Section 11.7 of the Agreement provides that the Agreement may be amended by an instrument in writing signed on behalf of Investor, Seller Parent, Seller and Company; and

WHEREAS, Investor, Seller Parent, Seller and Company desire to amend the Agreement as set forth herein.

NOW THEREFORE, in consideration of the mutual agreements contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, Investor, Seller Parent, Seller and Company hereby agree as follows:

1.                                       Amendments.

1.1                                 Employees.

1.1.1                        Section 4.6(p) of the Agreement is hereby amended and restated in its entirety to read in its entirety as follows:

“(p)      (i) The Company and the Company Subsidiaries shall retain sole responsibility for any and all obligations and Liabilities under the AFC Cable Systems, Inc. Selective Retirement Plan (such plan, the “Selective Retirement Plan”). Prior to the Closing, Seller and Seller Parent shall take all steps necessary such that the liabilities under the Selective Retirement Plan shall be fully funded in the rabbi trust applicable thereto. Neither the Seller nor its Affiliates (other than the Company and the Company Subsidiaries) shall have any obligation or Liability whatsoever (either under this Agreement or otherwise) to Investor, the Company or the Company Subsidiaries or to any current or former participants of the Selective Retirement Plan (including the Transferred Employees) for the accrued benefits under the Selective Retirement Plan. Investor, Seller, Seller Parent, the Company and the Company Subsidiaries shall take or cause to be taken all actions necessary and appropriate to establish the Company or the Company Subsidiaries as the sole successors to any and all of Seller’s and the Non-Company Affiliates’ rights, assets, duties, Liabilities and obligations under or with respect to the Selective Retirement Plan and any assets set aside in trust therefor. Seller shall provide Investor with all information necessary for the Company or the Company Subsidiaries to administer the Selective Retirement Plan following the Closing, including the distribution dates applicable to each participant’s account.

(ii) Seller shall retain and satisfy all obligations and Liabilities with respect to the Tyco Supplemental Savings and Retirement Plan and the Tyco International Supplemental Executive Retirement Plan (collectively, the “Tyco SERPs”). Seller shall remain responsible for the distribution of account balances to the Transferred Employees pursuant to the terms of the Tyco SERPs and any related distribution elections made by the Transferred Employees. For the avoidance of doubt, the Investor, the Company and the Company Subsidiaries shall have no Liability with respect to the Transferred Employees in respect of the Tyco SERPs following the Closing Date. Seller shall promptly notify the Company and the Company Subsidiaries of any distribution under the Tyco SERPs to any Transferred Employee, indicating the recipient, date and amount of payment.

1.2                                 Definitions.

1.2.1                        Section 12.1 of the Agreement is hereby amended by removing the definition of “Account Balance Plan” and inserting the following definition in the appropriate alphabetical order in Section 12.1 of the Agreement:

“Selective Retirement Plan” has the meaning given in Section 4.6(p).

“Tyco SERPs” has the meaning given in Section 4.6(p).

1.2.2                        The definition of “Closing Working Capital” contained in Section 12.1 of the Agreement is modified as follows:

(a) Clause (i) thereof is hereby amended and restated in its entirety to read in its entirety as follows:

“(i) the sum of all current assets of the Company and the Company Subsidiaries, including in each case, Accounts Receivable, VAT receivables, prepaid expenses, Inventory and current assets held in trust with respect to the Selective Retirement Plan, but excluding Closing Cash, deferred Tax assets, income Tax receivables, assets held in trust with respect to the Tyco SERPs, and any Accounts Receivable due or owing to any of the Company and/or Company Subsidiaries from Seller or any of its Affiliates (other than intercompany trade receivables arising in the ordinary course of the Business but only to the extent they are not eliminated prior to Closing), minus”

(b) Clause (ii) thereof is hereby amended and restated in its entirety to read in its entirety as follows:

“(ii) the sum of all current liabilities of the Company and the Company Subsidiaries, including in each case all Accounts Payable, current Tax liabilities, accrued expenses, deferred revenue, checks which have been written by the Company or a Company Subsidiary (but not yet cashed) and current liabilities in respect of the Selective Retirement Plan, but excluding any current portion of Closing Indebtedness, deferred Tax liabilities, liabilities in respect of the Tyco SERPs, all Liabilities and Losses relating to Special Product Claims, income Tax payables, and any Accounts Payable owed by any of the Company and/or Company Subsidiaries to any Seller or any of its Affiliates (other than intercompany trade payables arising in the ordinary course of the Business to the extent they are not eliminated prior to Closing).

2.                                       Reference to and Effect upon the Agreement. Except as specifically set forth above, the Agreement shall remain in full force and effect and is hereby ratified and confirmed. The execution, delivery and effectiveness of this Amendment shall not constitute an amendment of any provision of the Agreement, except as specifically set forth herein. On and after the date hereof, each reference in the Agreement to “this Agreement” (including any reference therein to “hereunder,” “hereof” “hereby,” “herein” or words of like import referring thereto) shall mean and be a reference to the Agreement as amended by this Amendment. Notwithstanding the foregoing, references to the date of the Agreement, as amended hereby, shall in all instances remain as November 9, 2010, and references to “the date hereof and “the date of the Agreement” shall continue to refer to November 9, 2010.

3.                                       Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any choice or conflict of law provision or rule.

4.                                       Headings. The section headings contained in this Amendment are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect the meaning or interpretation of this Amendment.

5.                                       Counterparts; Effectiveness. This Amendment may be signed in any number of counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Amendment shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

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IN WITNESS WHEREOF, Investor, Seller Parent, Seller and the Company have caused this Amendment to be executed as of the date first written above by their respective duly authorized representatives.

TYCO INTERNATIONAL HOLDING S.A.R.L.

By:	/s/ Andrea Goodrich
Name:	Andrea Goodrich
Title:	General Manager

TYCO INTERNATIONAL LTD.

By:	/s/ Edward D. Breen
Name:	Edward D. Breen
Title:	CEO

ATKORE INTERNATIONAL GROUP INC.

By:	/s/ Mark P. Armstrong
Name:	Mark Armstrong
Title:	Vice President

CD&R ALLIED HOLDINGS, L.P.

By: CD&R Allied Holdings GP, LLC, its general partner

By:	/s/ Theresa Gore
Name:	Theresa Gore
Title:	Vice President, Treasurer and Assistant Secretary